October 1, 1999


Mr. Douglas Robinson
Director
Skyplan Services Limited
1441 Aviation Park
Calgary, Alberta
T2E 8M7

Dear Douglas:

Re:      Forbearance and Continued Service

Skyplan Services Limited (the "Debtor") is currently indebted to Navtech Systems Support Inc. ("Navtech") in the approximate amount of $95,000.00 (the "Arrears"), which amount has accumulated due to a failure to pay fees for services and licensing. This letter is intended to form a legally binding agreement upon execution by Debtor. This agreement shall govern the conditions under which Navtech will refrain from taking legal action for the collection of the Arrears, and setting forth the terms and conditions under which Navtech will continue to provide services.

1.       Forbearance

         On the first day of each calendar month for the next ensuing 24 consecutive months beginning November 1, 1999, the Debtor shall pay $3,958.33, without interest, and so long as such payments are made on time, the Arrears shall have been fully repaid at the end of the 24 month period. Further, immediately upon execution of this Agreement, the Debtor will grant a promissory note (the "Promissory Note") for the amount of the Arrears, and a security interest in all rights of the Debtor in and to Navtech Operations Support Software, systems, products and services, (including without limitation the Navtech Master Products & Services Agreement No. 94-05 (the "Agreement")), by way of a security agreement (the "Security Agreement") in form satisfactory to Navtech, acting reasonably, which security interest shall secure the repayment of the Arrears, and which may be registered by Navtech at applicable registries. So long as the Debtor continues to make the aforementioned monthly payments on time, (a) Navtech shall not take any action to enforce its security or collect the Arrears, and will not demand repayment of the Promissory Note; and (b) the Agreement will be considered to be in good standing in the name of the Debtor as licensee. The Agreement will be assignable by the Debtor to Skyplan International Inc. in accordance with the terms of the Security Agreement.

2.       Performance of Services

         For the next ensuing 6 calendar months beginning October 1, 1999, Navtech shall continue to provide the services referred to in Schedule "A" attached hereto (hereinafter referred to as the "Services"), so long as the Debtor has paid the monthly fee for such Services at the beginning of each month, in advance, equal to $7,100.00 plus GST. Certain additional services may be provided for an additional hourly fee, all of which additional fees shall be payable at the end of each month in which such additional services are provided.

3.       Termination

         All of the covenants and obligations of Navtech under this Agreement shall terminate immediately upon the failure of the Debtor to comply with any of the terms of this Agreement, or upon the occurrence of an Act of Insolvency.

4.       Act of Insolvency

         An Act of Insolvency shall be deemed to have occurred in the event that any of the following occur in relation to the Debtor:

          (a) a receiver or a receiver manager is appointed over its affairs, or a receiving order in bankruptcy is granted or the Debtor makes an assignment for the benefit of its creditors or files for protection from its creditors under applicable insolvency legislation;

          (b) any of its assets are seized or attached by a creditor pursuant to a judgment or security agreement or security interest, and such action is not disputed by the Debtor, acting bona fide;

          (c) the Debtor is dissolved, wound-up or liquidated, or discontinues carrying on its business as now conducted in the ordinary course.

5.       Further Assurances

         Each party to this Agreement covenants and agrees that, from time to time it will at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyance, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

6.       Binding Agreement

         This Agreement, if accepted by the Shareholder, shall constitute a legally binding agreement in accordance with the terms hereof.

7.       Jurisdiction

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of that province.

8.       Counterparts

         This Agreement may be executed in separate counterparts each of which shall be an original and all of which shall constitute one and the same agreement.

9.       Notices

         Any notices to be provided by this Agreement may be mailed, delivered, or forwarded by facsimile. If to the Debtor, the address is as follows:

         Mr. Adrian Bone
         President
         Skyplan Services Limited
         1441 Aviation Park
         Calgary, AB, T2E 8M7
         Fax:     (403) 275-3877

         If to Navtech, the address is as follows:

         Mr. Duncan Macdonald
         Chief Executive Officer
         Navtech Systems Support Inc.
         175 Columbia Street W.
         Suite 102
         Waterloo, ON, N2L 5Z5
         Fax:     (519) 747-1003

10.      Time of the Essence

         Time shall in all respects be of the essence.

                                   Yours truly,
                                   NAVTECH SYSTEMS SUPPORT INC.

                                   /s/ Duncan Macdonald
                                   ---------------------------
                                   Per:   Duncan Macdonald
                                   Title: Chief Executive Officer

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Skyplan Services Limited, by its duly authorized officer, hereby agrees to the terms and conditions above set forth and by the acceptance hereof, the foregoing shall constitute a binding agreement between Navtech Systems Support Inc. and Skyplan Services Limited, as set forth above, this 1st day of October, 1999.

                                   SKYPLAN SERVICES LIMITED

                                   Per:/s/ Douglas Robinson
                                       -----------------------------------------
                                       Douglas Robinson
                                       Director and Officer

                                   Per:/s/ Adrian Bone
                                       -----------------------------------------
                                       Adrian Bone
                                       President

                                  SCHEDULE "A"

                          SOFTWARE SUPPORT AND SERVICES


MONTHLY SERVICES

Fee:     $7,100.00 plus applicable GST


1.   AIRAC DATA UPDATES

     Provision of the 28 day AIRAC data differences for airways and waypoints.

2.   SIDS/STARS MONTHLY DIFFERENCES

     Navtech will provide a datafile that contains the changes in the SIDS and STARS that have occurred during the month. This file will be created after the AIRAC 28 day updates have been completed.